Nancy Stern-Corporate Affairs
     602.754.4090

     Walter Rogers-Investor Relations
     602.754.2386

                  DIAL'S FIRST QUARTER NET INCOME IMPROVED 25%
                  --------------------------------------------
                          NET EARNINGS PER SHARE UP 15%
                          -----------------------------


SCOTTSDALE,  ARIZ.,  APRIL  21,  1998  -  The  Dial  Corporation (NYSE/DL) today reported a 25% increase in net income for its first quarter versus the same quarter last year due to strong core revenue growth and gross margin improvements. The Company posted first quarter net income of $22.9 million, or $ .23 per share (diluted), versus $18.3 million, or $ .20 per share (diluted), in the year-earlier quarter.
     Net sales improved 6% to $335 million versus $316 million for the same period last year. Net sales for the first quarter of 1997 included $23 million of sales from non-strategic brands that the Company divested in the third quarter of 1997. Sales from continuing businesses increased 14% over the prior year's quarter due to important progress throughout the Company's international operations with particular contribution from Nuevo Federal, a soap and laundry detergent subsidiary in Argentina, which was acquired in the third quarter of 1997. Domestically, Dial Personal Care Products and Purex Laundry Detergents grew impressively.
     Dial's gross margin in the first quarter was 47.3%, up from 46.5% in the same period last year due to the Company's continuing success in improving manufacturing efficiencies.
     "We are pleased with our first quarter results," commented Mal Jozoff, Dial Chairman and Chief Executive Officer. "We continue to focus on our four core franchises (Dial, Purex, Renuzit and Armour), on growing our international business and on keeping our eye on cost controls. Our first quarter marks yet another quarter where we have delivered strong results. We believe it is further testament to the fact that our strategy is right for the Company."
     The Dial Corporation, headquartered in Scottsdale, Arizona, is a leading manufacturer and marketer of consumer products including Dial soaps, Purex detergents, Renuzit air fresheners and Armour canned meats. Dial products have been in the American marketplace for more than 100 years.
                                       XXX


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

                                         THE DIAL CORPORATION
                                        SUMMARY OF OPERATIONS


                                               In millions, except per share data
                                                         QUARTER ENDED
                                               ----------------------------------
                                                 APRIL 4, 1998   MARCH 29, 1997
                                                ---------------  ---------------
Net sales . . . . . . . . . . . . . . . . . . . $      335.0     $    316.2
                                                ---------------  ---------------

Costs and expenses:
   Cost of products sold. . . . . . . . . . . .        176.5          169.3
   Selling, general and administrative expenses        117.9          110.2
                                                ---------------  ---------------

                                                       294.4          279.5


Operating income. . . . . . . . . . . . . . . .         40.6           36.7

   Interest and accretion . . . . . . . . . . .          4.8            7.7
                                                ---------------  ---------------


Income before income taxes. . . . . . . . . . .         35.8           29.0
   Income taxes . . . . . . . . . . . . . . . .         12.9           10.7
                                                ---------------  ---------------

NET INCOME. . . . . . . . . . . . . . . . . . . $       22.9     $     18.3
                                                ===============  ===============

BASIC EARNINGS PER SHARE. . . . . . . . . . . . $       0.23     $      0.20
                                                ===============  ===============

DILUTED EARNINGS PER SHARE. . . . . . . . . . . $       0.23     $      0.20
                                                ===============  ===============

Basic shares outstanding. . . . . . . . . . . .        97.8            89.9
     Common share equivalents . . . . . . . . .         2.2             2.0
                                                ---------------  ---------------
Diluted shares outstanding. . . . . . . . . . .       100.0            91.9
                                                ===============  =================




                              THE DIAL CORPORATION
                             CONDENSED BALANCE SHEET


                                                       In millions
                                              APRIL 4, 1998   JANUARY 3, 1998
                                              --------------  ----------------
ASSETS
Current assets . . . . . . . . . . . . . . .  $        196.1  $          227.0
Non-current assets . . . . . . . . . . . . .           659.5             656.9
                                              --------------  ----------------

  Total assets . . . . . . . . . . . . . . .  $        855.6  $          883.9
                                              ==============  ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities. . . . . . . . . . . . .  $        204.2  $          238.8
Long-term liabilities. . . . . . . . . . . .           313.2             325.1
Stockholders' equity . . . . . . . . . . . .           338.2             320.0
                                              --------------  ----------------

  Total liabilities and stockholders' equity  $        855.6  $          883.9
                                              ==============  ================






                                   THE DIAL CORPORATION
                            CONDENSED STATEMENT OF CASH FLOWS


                                                                In millions
                                                               QUARTER ENDED
                                                               -------------
                                                       APRIL 4, 1998    MARCH 29, 1997
                                                      ---------------  ----------------
Net cash provided (used) by operations . . . . . . .  $         (7.5)  $          21.1
Net cash provided (used) by investing activities . .             3.4              (6.8)
Net cash provided (used) by financing activities . .             1.9             (22.7)
                                                      ---------------  ----------------

  Net increase (decrease) in cash and cash equivalents          (2.2)             (8.4)
Cash and cash equivalents, beginning of year/period. .          10.1              14.1
                                                      ---------------  ----------------

Cash and cash equivalents, end of period . . . . . .  $          7.9   $           5.7
                                                      ===============  ================
